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                                                                   EXHIBIT 10(n)



                              CORPORATE AGREEMENT


              THIS CORPORATE AGREEMENT (this "Agreement") is made and entered into as of the 24th day of June, 1992, by and between Manville Corporation, a Delaware corporation ("MVL"), and Riverwood International Corporation, a Delaware corporation ("RVW").


                                    RECITALS


              WHEREAS, MVL is the common parent corporation of an affiliated group of corporations (the "Combined Consolidated Group") within the meaning of
Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and RVW is a member of the Combined Consolidated Group; and

              WHEREAS, the Combined Consolidated Group, of which RVW is a part, files a consolidated income tax return as defined in Section 1501 of the Code; and

              WHEREAS, RVW is contemplating concurrent initial public offerings of its common stock and certain senior and subordinated debt securities (collectively, the "IPO"); and

              WHEREAS, MVL and RVW desire that RVW remain a member of the Combined Consolidated Group and that certain actions not be taken, and certain transactions not be entered into, by RVW without MVL's prior consent.


                                   AGREEMENT


              NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

              1. Restrictions on Preferred Stock Issuance. During the term of this Agreement, RVW hereby covenants and agrees not to issue any shares of RVW's preferred stock or any rights, warrants or options (including any instrument which is or could be treated as an option in accordance with the Treasury Regulations promulgated
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pursuant to Section 1504(a)(5)(A) and (B) of the Code) to acquire RVW's preferred stock.

              2. Restrictions on Common Stock Issuance. RVW hereby covenants and agrees, during the term of this Agreement, not to issue any shares of RVW's common stock or any rights, warrants or options (including any instrument which is or could be treated as an option in accordance with the Treasury Regulations promulgated pursuant to Section 1504(a)(5)(A) and (B) of the Code) to acquire RVW's common stock (collectively, the "Common Stock") if, immediately after such Common Stock issuance RVW would not be a member of the Combined Consolidated Group. In the event that RVW wishes to issue any Common Stock, RVW covenants and agrees to notify MVL in writing (addressed to the Secretary of MVL) of the proposed issuance, setting forth all relevant information regarding such proposed issuance, at least 30 days prior to the proposed date of issuance of such Common Stock.

              3. Directors. RVW covenants and agrees to propose, at each election of directors, a slate of directors, or in the case of vacancies, individual directors, for election so that at all times during the term of this Agreement, RVW's board of directors includes at least two persons designated by the Manville Personal Injury Settlement Trust (the "PI Trust"), each of whom may or may not be a Trustee of the PI Trust, or by the Trust's direct or indirect assignees under the agreement of even date herewith between MVL and the PI Trust regarding certain matters referred to in or relating to this Agreement.

              4. Amendment to Charter and Bylaws. RVW hereby covenants and agrees (i) to amend its Amended and Restated Bylaws in the manner (and only in the manner) set forth in Schedule A hereto prior to the consummation of the IPO and (ii) not to further amend, supplement, restate, cancel, modify or alter its Restated Certificate of Incorporation or Amended and Restated Bylaws in any manner whatsoever without the prior written consent of MVL.





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              5.     Registration of Notes.  Upon request of the Manville
Personal Injury Settlement Trust (the "Trust") to MVL in accordance with the terms of the Second Bond Exchange Agreement, dated as of June 17, 1992 (the "Second Bond Exchange Agreement"), between MVL and the Trust, RVW hereby covenants and agrees (i) to the extent permitted by law, to use its best efforts to register the $37.5 million aggregate principal amount of 10 3/4% Senior Notes due 2000 of RVW and the $62.5 million aggregate principal amount of 11 1/4% Senior Subordinated Notes due 2002 of RVW (together, the "Exchange Notes") under a shelf indenture pursuant to Rule 415 (a "Shelf Registration") under the Securities Act of 1933, as amended (the "Securities Act"), as provided in Section 7.02(a) of the Second Bond Exchange Agreement and in accordance with the registration procedures set forth in Section 7.02(c) thereof, and (ii) at any time a Shelf Registration is not in effect, to use its best efforts to effect the registration of the Exchange Notes which MVL has requested the Company to register (but no more than twice) on an appropriate form under the Securities Act, as provided in Section 7.02(b) of the Second Bond Exchange Agreement and in accordance with the registration procedures set forth in Section 7.02(c) thereof.

                     Related Matters. RVW hereby agrees with MVL to indemnify the Trust in accordance with Section 7.02(e) of the Second Bond Exchange Agreement and to qualify the Exchange Notes under the Trust Indenture Act of 1939, as amended from time to time, or any successor statute thereto, in accordance with Section 7.02(f) of the Second Bond Exchange Agreement, and further agrees to the "blackout" periods set forth in Section 7.03 of the Second Bond Exchange Agreement.

              6. Term of Agreement. This Agreement shall automatically terminate on the earlier of (i) the date on which MVL no longer owns a majority of RVW's issued and outstanding common stock or (ii) the date on which a majority of MVL's issued and outstanding common stock is no longer owned by either the PI Trust or any other person or entity.

              7. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.


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              8.     Amendment.  This Agreement may only be amended by a
written agreement executed by both of the parties hereto.

              9. Assignment. Neither party may assign any rights, duties or obligations hereunder without the prior written consent of the other.

              10. Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements, representations, negotiations, statements or proposals related to the subject matter hereof.

              11. Counterparts. This Agreement may be executed in separate counterparts, each of which shall constitute an original, and all of which when taken together, shall constitute one and the same agreement.

              IN WITNESS WHEREOF, the parties hereof have executed this Agreement as of the date first above written.

                                       MANVILLE CORPORATION, a
                                       Delaware corporation


                                       By: /s/ Richard B. Von Wald
                                       Name: Richard B. Von Wald
                                       Title: Senior Vice President


                                       RIVERWOOD INTERNATIONAL
                                         CORPORATION, a
                                         Delaware corporation


                                       By: /s/ F.R. McCauley
                                       Name: F.R. McCauley
                                       Title: Senior Vice President, Finance





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